Exhibit 10.1

MANAGEMENT SHARE COMPENSATION PLAN

1.

Establishment and Purpose. Corporación América Airports S.A. (the “Company”), hereby establishes a management share compensation plan to be named the “Management Share Compensation Plan” (the “Plan”).

The purpose of the Plan is to permit executives and key employees (together the “Employees” and individually an “Employee”) of either the Company, or any of its subsidiaries or its Eligible Affiliates (as such term is defined under item 8(f) below) acting as employers (together the “Company Group”) who are eligible to receive an annual incentive compensation consisting either of (i) a certain number of shares in the share capital of the Company (the “Shares”) or of (ii) contractual rights (not documented by a certificate or otherwise) to receive, at a certain point in time, a certain number of Shares (the “Rights” and individually a “Right”), thereby encouraging the Employees to focus on the long term growth and profitability of the Company Group and, in particular, of the Company.

Subject to approval by the Company’s board of directors (the “Board of Directors”) of its terms and conditions, the Plan provides for Shares to be allocated or Rights to be granted to Employees for a period beginning on August 20, 2020, and ending on December 31st, 2025, extendable thereafter upon approval from the Board of Directors in its sole discretion.

2.

Administration. The Plan shall be organized and implemented by an ad hoc Organization and Compensation Committee of the Board of Directors composed of three members which are selected and appointed, from time to time, by the Board of Directors (the “Committee”). The Board of Directors may remove a member from the Committee at any time and without cause (ad nutum) with the affirmative vote of the majority of the members of the Board of Directors. The Committee shall allocate Shares or grant Rights (as the case may be) in accordance with the terms and conditions provided in the Plan. The Committee may adopt from time to time (and thereafter amend and rescind) such rules and regulations for carrying out the Plan and take such actions in the administration of the Plan, not inconsistent with its provisions, as it shall deem proper. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any Rights granted pursuant to the Plan, in the manner and to the extent it shall deem desirable to effect the terms of the Plan.

With respect to any Right granted under the Plan, the Committee may determine when and if the Right shall be exercised, canceled or suspended, and allow for the allocation to the Employee of Shares whenever, in the judgement of the Committee, doing so would be in the best interest of the Company or decide, in its sole discretion, to settle the Right by way of cash instead of Shares. The interpretation and construction of any provisions of the Plan by the Committee shall, unless otherwise determined by the Board of Directors of the Company, be final and conclusive. No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Right granted under it. Unless the Committee decides to act itself as administrator of the Plan (the “Plan Administrator”), the Human Resources Head of the Company shall act as the Plan Administrator carrying out the day-to-day administration of the Plan until the Committee replaces him/her by appointing another officer or employee of the Company as Plan Administrator. In addition to the completion of the necessary actions and formalities as laid down under applicable laws and regulations as well as under the Company’s articles of association, as amended from time to time, the Plan Administrator may condition the allocation of Shares or granting of Rights, as applicable, to the Employee on the Employee´s filing with the Company of a representation in such form as the Plan Administrator considers appropriate at the time of the allocation or granting (as the case may be).

3.	Eligibility. The Committee will determine each year whether Shares will be issued and allocated or Rights will be granted to Employees during the course of such year, whether participation in the Plan will be elective or automatic. Factors taken into consideration include, but are not limited to, the Employee’s performance, contribution to business results and long term measurable success. The fact that an Employee has been eligible one year does not mean that she/he will be eligible the next year. The Committee will undergo on a yearly basis an individual review of each Employee.

As a general rule, the following criteria will apply to determine eligibility:

	Description	Additional criteria
Senior Executives	Senior members of the management team (executive level) with significant impact on the bottom line and/or future growth of the Company Group.	Superior performance. Consistently delivers results over time. Ethical conduct. Adherence to and compliance with Company Policies.
Key individuals	Senior members of the management team (managerial level) who are key contributors to the success of the Company Group.	Superior performance. Consistently delivers results over time. Ethical conduct. Adherence to and compliance with Company Policies.

The Committee will determine, in its sole discretion, the maximum number of Shares that may be allocated or the maximum value of Rights that may be granted to any Employee, as applicable.

4.	Shares subject to the Plan. The maximum number of Shares allocable under the Plan shall be 2% of the total outstanding shares of the Company at all times during the validity of the Plan. The Shares to be allocated may be (i) issued via the authorized but unissued share capital of the Company or (ii) transferred either (a) from Shares repurchased by the Company and held in the treasury (actions de trésorerie) or (b) Shares purchased directly on the open market or otherwise.

Approval of the Plan by the Board of Directors of the Company shall constitute authorization to use such Shares for the Plan subject to the entire discretion of the Board of Directors. Such discretion may be delegated to the Committee.

The number of Shares that may be allocated in accordance with the Plan may be appropriately adjusted by the Committee, within the limits previously approved by the Board of Directors.

As from allocation and as long as the Employee is the registered owner of the Shares, she/he shall have the same rights and obligations as any other shareholders of the Company.

5.	Terms and Conditions of Shares. The Shares allocated under the Plan shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable at its sole discretion; provided however, that changes entailing amendment(s) to the rights of an Employee (at least the ones not in his/her favor) to receive Shares need to be agreed by the latter. In case of a Payment in Shares (as defined under Item 6 below), the Employee will be required to have or open (as applicable) a custody account in a financial or brokerage institution, in order to conduct any transactions with regards to such Payment in Shares.

a.	Consideration. Each Share shall be granted in lieu of the Employees’ payout or in lieu of other incentive compensation (being a portion of them or representing their entirety) as determined by the Committee in its sole discretion. The Committee shall determine the number of Shares or the manner of determining the number of Shares available to be allocated, subject to the total number of Shares available under the Plan for such year, and the amount or the method of determining the consideration to be given by each Employee, taking into consideration appropriate factors in making such determinations, such as interest rates, volatility of the market price of the Shares and the term of the restriction affecting the disposal of the Shares (if any).

b.	Exercise. A completed, dated and signed acceptance letter (the “Acceptance Letter”) in the form of the template attached as Annex I must be delivered by the Employee to the Plan Administrator in order to receive the Share(s) allocated to him/her.

c.	Change in Shares, Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off, or other change in the corporate structure affecting the share capital of the Company, any adjustment shall be made in the aggregate number of Shares that may be allocated under the Plan, as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of Shares that may be allocated to Employees shall always be a whole number.

6	Terms and Conditions of Rights. Certain Employees, as identified from time to time by the Committee, may receive Rights exercisable -at their respective dates of vesting- either by allocation of Shares in the Company (the “Payment in Shares”), or by payment in cash of an amount corresponding to their aggregate equivalent value determined at the applicable market price at the Right´s granting date (the “Payment in Cash”) with the choice between the options or a combination of them to be made by the Committee acting in its sole discretion.

The Rights granted under the Plan shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable at its sole discretion: provided however, that, except as otherwise agreed hereunder, changes adversely affecting the rights of an Employee (at least the ones not in his/her favor) to receive Rights need to be consented to by such Employee.

a.	Consideration. Each Right shall give the right to receive 1 (one) Share or its equivalent in cash, as defined above, and shall be granted in lieu of the Employees’ payout or in lieu of other incentive compensation (being a portion of them or representing their entirety) as determined by the Committee at its sole discretion. The Committee shall determine the number of Rights or the manner of determining the number of Rights available to be granted, subject to the total number of Rights available under the Plan for such year, and the amount or the method of determining the consideration to be given by each Employee,taking into consideration appropriate factors in making such determinations, such as interest rates, volatility of the market price of the Shares issued in the share capital of the Company and the term of the restriction affecting the disposal of the Rights granted (if any).

b.	Vesting. Standard vesting period shall be 3 years. The Committee shall determine when the Rights shall become disposable in full. The Committee shall further determine whether such Rights upon vesting and becoming exercisable shall be payable by the Company -at their respective date of vesting- either by Payment in Shares or by Payment in Cash or a combination of them, as determined by the Committee in its sole discretion.

c.	Manner of Exercise. A completed, dated and signed Acceptance Letter must be delivered by the Employee to the Plan Administrator in order to receive the Rights or the Share(s) granted to him/her based on the exercise of his/her Rights.

d.	Time for Exercise.

A.	Termination of Employment.

(i)	Death, total disability (as determined by the public social security body the Employee is subject to), or normal retirement of Employee: if the employment contract of the Employee with the Company or with a member of the Company Group (as applicable) is terminated by reason of the employee’s death, total disability, or normal retirement, the Rights shall become disposable in full on the termination date.

(ii)	Termination at the initiative of the Employee: if the employment contract of the Employee with the Company or with a member of the Company Group (as applicable) is terminated at the initiative of the Employee before his/her Rights become exercisable/are exercised for any reason, the Rights granted to him/her under the Plan shall be forfeited.

(iii)	Termination at the initiative of the Company without Cause: if the employment contract of the Employee with the Company or with a member of the Company Group (as applicable) is terminated at the initiative of the Company or by the member of the Company Group (as applicable) without Cause before his/her Rights become exercisable/are exercised for any reason, the Rights shall become disposable in full on the Employee’s termination date.

(iv)	Termination at the initiative of the Company with Cause: if the employment contract of the Employee is terminated at the initiative of the Company for Cause (including without limitation due to an Act of Misconduct, bad performance, violation of the Company’s rules or the terms of the statutory documentation, etc.) before his/her Rights become exercisable/are exercised for any reason, the Rights granted to him/her under the Plan shall be forfeited.

B.	Delisting. In the event that the Shares are delisted from the New York Stock Exchange, then on and after the delisting date, the Company reserves the right to (a) cancel any outstanding Rights, unless the Committee determines otherwise in its sole discretion, and (b) repurchase any Shares previously allocated to any Employee, at the closing price of the Shares on the trading day immediately preceding the delisting date, or otherwise at the price agreed by the Committee with such Employee.

“Act of Misconduct” shall mean the occurrence of one or more of the following events: (x) the Grantee uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries or Eligible Affiliates, (y) the Grantee breaches any contract with or violates any fiduciary obligation to the Company or any of its Subsidiaries or Eligible Affiliates, or (z) the Grantee engages in unlawful trading in the securities of the Company or any of its Subsidiaries or Eligible Affiliates or of another company based on information gained as a result of that Grantee’s employment with, or status as a director to, the Company or any of its Subsidiaries or Eligible Affiliates.

“Cause” means any reason which entitle the employer to dismiss the employee forthwith under applicable labor laws.

f.	The Employee who is granted Rights may not sell, transfer, assign, pledge, encumber or dispose of his/her Rights until such time as all restrictions on such Rights have lapsed except to a trust of which the Employee, the Employee’s spouse/husband, or descendants (by blood, adoption, or marriage) of the Employee are the primary beneficiaries. In any case the Employee shall notify the Company as soon as practicable and in writing of such sale, transfer, assignment, pledge, encumbrance or disposal of Rights. Once transferred, assigned, pledged, encumbered or disposed, the Rights shall be governed by the same terms and conditions (including any restriction thereof) as those applicable to the Employee.

g.	The Committee shall have the discretion and authority to establish, in advance of the granting, any rules in connection with Rights, including but not limited to regulating the timing of the lapse of restrictions within a six-month to ten-year period and prescribing exercise forms as the Committee deems necessary or desirable for the orderly administration of such exercises.

h.	The allocation of Shares or grant of a Right (as applicable) under the Plan does not affect the terms and conditions of the employment or service provided. The Employer reserves the right to terminate the employment or service at any time, with or without cause, as permitted by applicable law. The allocation of Shares or grant of a Right (as applicable) does not entitle the Employee to any future allocation of Shares or grant of a Right (as applicable), compensation or severance pay.

7.	Acceleration on a Change of Control.

a.

With respect to any Right outstanding for at least one year, the Committee will determine whether exercise shall be possible in full, as well as if the restrictions shall lapse, as the case may be, upon a change in control of the Company.

b.

For purposes of this Plan, a “change in control of the Company” shall be deemed to have occurred whenever A.C.I. Airports S.à r.l. ceases to designate for appointment by the general meeting of the Company’s shareholders the majority of the members of the Board of Directors of the Company or to be the majority shareholder of the Company, except as a consequence of an internal restructuring which results in a subsidiary or an affiliate company of ACI Airports S.à r.l. holding the majority of the Shares; provided however, for the avoidance of doubt that no change of control will occur in the event ACI Airports S.à r.l. continues to designate the majority of the members of the Board of Directors of the Company.

8.	Miscellaneous.

a.	Amendment. The Company reserves the right to amend the Plan at any time by decision of the Board of Directors, in its sole discretion, considering that such amendment may not materially and adversely affect any outstanding Rights. Changes adversely affecting the rights of an Employee (at least the ones not in his/her favor) requires the consent from such Employee. Without the prior approval of the Board of Directors, no such amendment may increase the total number of Shares that can be allocated to Employees under the Plan.

b.	Effectiveness of Plan. This Plan shall be effective as of August 20, 2020.

c.	Allocation of Shares. All Shares issued under the Plan shall, unless covered under an effective U.S. Securities Act registration statement on Form S-8, be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any certificates (if applicable) representing such Shares to make appropriate reference to such restrictions.

d.	Granting of Rights. All certificates (if applicable) for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

e.	Date of Grant. The grant of a Right shall be effective no earlier than the date when the Committee decides to grant said Right and at the time the relevant Acceptance Letter is dated and signed by the Employee. The allocation of Share(s) shall be effective no earlier than the date when the Committee decides to allocate said Share(s). The Employee shall provide instructions to the Company regarding the account or broker dealer to which the Shares shall be delivered as set forth under the Acceptance Letter.

f.

Eligible Affiliates shall mean the following Company’s affiliates: Servicios de Ventas y Administración S.R.L., Servicios Integrales America S.A., Varogral S.A. and such other companies to be determined from time to time by the Plan Administrator.

g.	The Company Group might be required to report awards given under the Plan to the local tax authorities. It is hereby agreed that the relevant entity in the Company Group is authorized to withhold from any compensation granted or payment due under the Plan the amount of withholding taxes due in respect of the relevant compensation or payment, and to take such other action as may be necessary to satisfy all obligations for the payment of such taxes. All personal taxes applicable to any award under the Plan are the sole liability of the Employee and the Group Company does not provide any tax advice.

h.	This Plan shall not constitute or be construed as an employment contract or offer nor shall be part of the Employee´s remuneration and salary.

It is hereby recommended to any and all Employee to consult an accountant or tax adviser regarding the individual tax implications under the Plan.

Annex I

ACCEPTANCE LETTER

THIS ACCEPTANCE LETTER (the “Letter”) is made and entered into as of [date] (the “Date”) by and between:

(A)	Corporacion America Airports S.A., a Luxembourg public limited liability company existing under and governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 4, rue de la Grève, L-1643 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register under number B174140 (the “Company”);

(B)	[Name of the Employer], a [type of company/legal form] existing under and governed by the laws of [country], having its registered office at [address], registered with the [name of the register] under number [register number] (the “Employer”); and

(C)	[Name of the Employee], [please insert details re. nationality, date and place of birth, title/job and address] (the “Employee”),

collectively referred as the “Parties”, each a “Party”.

WHEREAS, the Company has established the “Management Share Compensation Plan” (the “Plan”) under which the Committee (as defined in the Plan) either (i) allocates shares in the share capital of the Company (the “Shares”) or (ii) contractual rights (not documented by a certificate or otherwise) to receive, at a certain point in time, a certain number of Shares (the “Rights”), to executives and key employees of the Company or any of its subsidiaries and/or its Eligible Affiliate(s), subject to terms, conditions, or restrictions as it may deem appropriate; and

WHEREAS, the Employee states that he or she has received a copy of the Plan in force on the date hereof and acknowledges and accepts each and all of it terms and conditions.

WHEREAS, the Committee (as defined in the Plan) has awarded to the Employee a certain number of Shares and/or Rights as described herein and in the Plan.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agreed as follows:

1.  Capitalized terms and sections. The definition of any capitalized terms used but not defined in this Letter shall have the meanings provided in the Plan. All section references are to sections of this Letter unless otherwise specified.

2.  [Allocation/Grant] of [Shares/Rights]. Under the terms and conditions of the Plan, the Committee decided to [allocate/grant] to the Employee a certain number of [Shares/Rights] as described in the table below. Said [Shares/Rights] are [allocated/granted], effective and deemed to be held by the Employee as of the Date of Grant and subject to the terms, conditions, and restrictions set forth in the Plan and in this Letter subject to the delivery by the Employee to the Plan Administrator of an executed copy of this Letter.

3.

[Table 1 to be used in case of Shares – Table 2 to be used in case of Rights]

Date	Number of Shares

Date	Number of Rights	Earliest vesting date

4.      Delivery of Shares. On or before the Date of Grant, the Employee shall inform the Company the account or broker dealer to which the Shares shall be delivered

5.      Entire Letter. This Letter together with the Plan contain the entire agreement between the Parties with respect to its subject matter, and supersedes any and all documents, letters or understandings, whether written or oral, that may have been made between the Parties prior to the present date.

6.   Representations and warranties. The Employee represents and warrants that he or she is familiar with the terms and provisions of the Plan, and hereby accepts the content of this Letter (including, for the avoidance of any doubt, the provisions governed by the Plan or applicable to him/her as per the Plan) subject to all of the terms and provisions thereof. The Employee has reviewed the Plan and this Letter in their entirety and fully understands all their provisions. The Employee agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Letter.

The Employee further represents and warrants that:

(i)	the Employee is of legal age and has all the required legal and mental capacity in accordance with any law applicable to him or her to duly, legally and validly enter into, execute and perform this Letter;

(ii)	he or she is not subject to any regime, whether matrimonial, civil, legal or otherwise which may in any manner affect him or her to validly enter into, execute and perform the Letter or require any authorisation, as the case may be, to implement it and he or she is not subject to a personal insolvency event, nor has he or she been convicted as a result of any criminal action;

(iii)	he or she has not been deprived, for whichever reason, of his civil rights in accordance with any law applicable to him or her; and

(iv)	the Employee has the requisite power and authority to enter into and to perform this Letter.

7.   Governing law and competent court. This Letter shall be governed by and constructed in accordance with the laws of the Grand Duchy of Luxembourg. Any dispute arising from this Letter shall be submitted exclusively to the courts of the Grand Duchy of Luxembourg.

[signature page follows]

This Letter may be executed in as many counterparts as there are parties thereto, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each of the Parties waives to the extent required its rights under article 1325 of the Luxembourg civil code.

The Employee

by:

Countersigned by:

The Company

by:
title:

Acknowledged by:

The Employer

by:
title: